Exhibit 10.3

EXECUTION VERSION

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 8, 2022, is made by and among Endurance Antarctica Partners, LLC, a Cayman Islands limited liability company (the “Sponsor”), Endurance Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). The Sponsor, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Sponsor holds 3,570,000 Class B ordinary shares of the SPAC, par value $0.0001 per share (the “Class B Shares”), and 6,630,000 privately issued warrants of the SPAC, each of which allows the Sponsor to purchase one Class A ordinary share of SPAC (the “Class A Shares”) at a price of $11.50 per Class A Share (the “Private Sponsor Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the SPAC, the Company and certain other Persons entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the SPAC will become a subsidiary of the Company on terms and conditions set forth therein;

WHEREAS, in connection with the Business Combination Agreement, the 3,570,000 Class B Shares held by the Sponsor will be converted into 3,570,000 Company Ordinary Shares (the “Sponsor Shares”), and the 6,630,000 Private Sponsor Warrants held by the Sponsor will be converted into 6,630,000 warrants of the Company, each of which allows the holder to purchase one Company Ordinary Share at a price of $11.50 per Company Ordinary Share (the “Assumed Warrants” and, together with the Sponsor Shares and the Company Ordinary Shares underlying the Assumed Warrants, the “Sponsor Interests”), in each case on the terms and conditions set forth therein; provided, for the avoidance of doubt, in the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, reverse stock-split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Sponsor Interests” shall be deemed to refer to and include the Sponsor Interests as well as all such equity dividends and distributions and any securities into which or for which any or all of the Sponsor Interests may be changed or exchanged or which are received in such transaction; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will agree to (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby and (b) subject the Sponsor Interests to certain Transfer restrictions and vesting provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Sponsor hereby agrees it will (i) vote at any meeting of the shareholders of SPAC, and in any action by written resolution of the shareholders of the SPAC, all of the Class B Shares held by the Sponsor and any other Equity Securities of the SPAC (x) that the Sponsor holds of record or beneficially as of the date of this Agreement or (y) of which the Sponsor acquires record or beneficial ownership after the date hereof (collectively, the “Subject SPAC Equity Securities”) in favor of the SPAC Transaction Proposals and each other proposal related to the Transactions included on the agenda for the special meeting of shareholders of the SPAC relating to the Transactions, (ii) when such meeting of shareholders is held, appear at such meeting or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purposes of establishing a quorum and (iii) vote all the Subject SPAC Equity Securities beneficially owned by it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the SPAC under the Business Combination Agreement or result in a breach of any covenant or other obligation or agreement of the Sponsor contained in this Agreement. The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Transactions or any action described above is recommended by the SPAC Board or the SPAC Board has effected a SPAC Change in Recommendation.

CONFIDENTIAL

2. Transfer of Shares Prior to the Effective Time.

(a) The Sponsor hereby agrees that it shall not, directly or indirectly, either voluntarily or involuntarily, (i) Transfer any of its Subject SPAC Equity Securities, (ii) except for this Agreement and as set forth on Schedule 9(e) hereto, deposit any of its Subject SPAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject SPAC Equity Securities, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject SPAC Equity Securities, (iv) engage in any hedging or other similar transaction with respect to its Subject SPAC Equity Securities or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer to (w) SPAC’s officers or directors, (x) any direct or indirect controlled Affiliates or immediate family member of any of SPAC’s officers or directors (as defined in the Securities and Exchange Act of 1934, as amended), (y) any direct or indirect controlled Affiliates of Antarctica Capital, LLC, a Delaware limited liability company (“Antarctica Capital”) that are not competitors of the Company or (z) any Affiliates of Antarctica Capital that are employees of Antarctica Capital (each, a “Pre-Closing Permitted Transferee”); provided, further, that any transferee of any Transfer of the type set forth immediately preceding proviso must execute a Joinder Agreement (as defined in the Amended and Restated Shareholders’ Agreement, dated as of even date herewith, between, among others, the Company, SPAC’s directors, officers and advisors, certain SPAC shareholders, certain Company Shareholders (as defined therein) and the Sponsor (the “Shareholders’ Agreement”)) as if it were the “EDNCU Holder” thereunder and enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement as if it were the Sponsor hereunder prior to the occurrence of such Transfer. The Sponsor acknowledges it is bound by, and shall comply with the terms of, the Shareholders’ Agreement. For purposes of this Agreement, “Transfer” shall mean, directly or indirectly, the (x) sale, transfer, pledge, encumbrance, disposition (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by gift, by testamentary disposition, by operation of applicable Law, by encumbering or by using a derivative to transfer or otherwise), or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y). For the purposes of this Agreement, “Affiliate” of an entity means any entity which controls, is controlled by, or is under common control with such entity.

(b) In furtherance of the foregoing, SPAC hereby agrees to (i) place a revocable stop order on all Subject SPAC Equity Securities subject to Section 2(a), including those which may be covered by a registration statement, and (ii) notify SPAC’s transfer agent in writing of such stop order and the restrictions on such Subject SPAC Equity Securities under Section 2(a) and direct SPAC’s transfer agent not to process any attempts by the Sponsor to Transfer any Subject SPAC Equity Securities except in compliance with Section 2(a); for the avoidance of doubt, the obligations of SPAC under this Section 2(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject SPAC Equity Securities.

(c) The Sponsor agrees that, unless and until this Agreement is terminated in accordance with its terms, the Sponsor shall not redeem any Subject SPAC Equity Securities in connection with any shareholder approval of the Transactions.

CONFIDENTIAL

3.  Lock-up.

(a) Subject to Section 3(b), the Sponsor agrees that no Sponsor Interests held by the Sponsor or its Lock-Up Permitted Transferees shall be Transferred (excluding, for the avoidance of doubt, any (i) transfers of Ordinary Shares into any escrow or trust account for potential transfer to investors in accordance with the terms of this Agreement, the Subscription Agreements or the Business Combination Agreement or (ii) Ordinary Shares purchased in a private placement or secondary transaction in connection with the consummation of the Business Combination or acquired in the public market following the Closing) (collectively, the “Lock-up Interests”) or any instruments exercisable or exchangeable for, or convertible into, any of the foregoing until the date that is one hundred and eighty (180) days after the Closing Date (the “Lock-up”). It is acknowledged and agreed that, in addition to the restrictions hereunder, the unvested Sponsor Interests are subject to the vesting conditions under Section 4 hereof, and may not be Transferred until the vesting conditions with respect to such unvested Sponsor Interests are satisfied (and in any case subject to the Lock-up hereunder). It is acknowledged and agreed further that, for the avoidance of doubt, any Price Adjustment Shares issued pursuant to Section 2.10 of the Business Combination Agreement may not be Transferred until the vesting conditions in Section 2.10 of the Business Combination Agreement with respect to such Price Adjustment Shares are satisfied (and in any case subject to the Lock-up hereunder).

(b) Notwithstanding the provisions set forth in Section 3(a), the Sponsor and its Lock-up Permitted Transferees may Transfer the Lock-up Interests during the Lock-up Period (a) to any Pre-Closing Permitted Transferee; (b) by virtue of the Sponsor’s registration statement or limited liability company agreement or Pre-Closing Permitted Transferee’s certificate of incorporation or bylaws (or equivalent), as amended, upon dissolution of the Sponsor or such Pre-Closing Permitted Transferee; (c) in connection with a bona fide gift or charitable contribution without consideration; (d) with the written consent of the Company Board or (e) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction, in each case in this clause (e) as approved by the Company Board or a duly authorized committee thereof, which results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date (collectively, the “Lock-up Permitted Transferees”); provided, however, that in the case of clauses (a) through (c) such Lock-up Permitted Transferee must execute a Joinder Agreement (including, for the avoidance of doubt, agreeing to be bound by Section 4(e) of this Agreement).

4. Vesting. Notwithstanding anything to the contrary in the Business Combination Agreement, the Sponsor hereby agrees to the following:

(a) If Aggregate Transaction Proceeds immediately prior to the Effective Time are equal to or greater than US$115 million but less than US$145 million, then up to 10% of the Sponsor Interests (subject to pro rata linear interpolation) shall be subject to the vesting provisions set forth in this Section 4(a). In addition, if the Aggregate Transaction Proceeds at the Closing Date are less than US$115 million, then an additional 30% of the Sponsor Interests (i.e., a total of up to 40% in the aggregate) (collectively with the 10% portion of the Sponsor Interests, being 10% of the Founder Shares and 10% of the Assumed Warrants, described in the previous sentence, the “Unvested Sponsor Interests”) shall be subject to the vesting provisions set forth in this Section 4(a). Any Sponsor Interests that are not Unvested Sponsor Interests shall be considered fully vested as of the Closing Date. The Sponsor agrees that it shall not Transfer any Unvested Sponsor Interests prior to the date such Unvested Sponsor Interests vest pursuant to this Section 4.

(i) If, at any time during the five (5) years following the Closing Date (the “Measurement Period”), the VWAP of the Company Ordinary Shares equals or exceeds US$12.50 per share for any seven (7) individual Trading Days within a period of thirty (30) consecutive Trading Days beginning at least 30 days after the Closing Date (the date when the foregoing is first satisfied, the “First Unvested Sponsor Interests Achievement Date”), then one-third of the Unvested Sponsor Interests owned by the Sponsor shall vest on the First Unvested Sponsor Interests Achievement Date.

(ii) If, at any time during the Measurement Period, the VWAP of the Company Ordinary Shares equals or exceeds US$14.00 per share for any seven (7) individual Trading Days within a period of thirty (30) consecutive Trading Days beginning at least 30 days after the Closing Date (the date when the foregoing is first satisfied, the “Second Unvested Sponsor Interests Achievement Date”), then one-third of the Unvested Sponsor Interests owned by the Sponsor shall vest on the Second Unvested Sponsor Interests Achievement Date.

CONFIDENTIAL

(iii) If, at any time during the Measurement Period, the VWAP of the Company Ordinary Shares equals or exceeds US$15.50 per share for any seven (7) individual Trading Days within a period of thirty (30) consecutive Trading Days beginning at least 30 days after the Closing Date(the date when the foregoing is first satisfied, the “Third Unvested Sponsor Interests Achievement Date” and, together with the First Unvested Sponsor Interests Achievement Date and the Second Unvested Sponsor Interests Achievement Date, the “Unvested Sponsor Interests Achievement Dates”), then one-third of the Unvested Sponsor Interests owned by the Sponsor shall vest on the Third Unvested Sponsor Interests Achievement Date.

For all purposes of this Agreement, “Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds to be released to SPAC from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after, for the avoidance of doubt, giving effect to the exercise of SPAC Shareholder Redemption Rights but before release of any other funds), minus (b) SPAC Expenses, minus (c) Company Expenses, plus (d) the aggregate proceeds from the Debt Financing less cash expenses incurred by the Company and its Subsidiaries in connection with the Debt Financing, plus (e) the aggregate proceeds received by the Company pursuant to any Permitted Interim Financing from any investor with whom Sponsor or such affiliate has a material relationship and that is first identified to the Company by Sponsor or its affiliates less cash expenses incurred by the Company and its Subsidiaries in connection with such sale, plus (f) the aggregate proceeds received by the Company in connection with the Closing from the PIPE Financing, plus (g) the aggregate proceeds received by or available to the Company under the Backstop Facility, if the Backstop Facility has been entered into prior to or concurrently with the Effective Time, less cash expenses incurred by the Company and its Subsidiaries in connection therewith, plus (h) $37,500,000 attributable to securities that can be sold pursuant to the Equity Line of Credit, if the Equity Line of Credit has been entered into prior to or concurrently with the Effective Time, less cash expenses incurred by the Company and its Subsidiaries in connection therewith.

(b) In the event that there is a Change of Control during the Measurement Period, one hundred percent (100%) of the Unvested Sponsor Interests not earlier vested pursuant to Section 4(a)(i), Section 4(a)(ii), or Section 4(a)(iii) shall vest immediately prior to the closing of such Change of Control and shall no longer be subject to the provisions of this Section 4 effective as of the consummation of such Change of Control.

(c) For so long as any Unvested Sponsor Interests remains subject to the vesting pursuant to this Section 4, each holder of Unvested Sponsor Interests shall retain all of its rights as a shareholder of the Company with respect to any Unvested Sponsor Interests, including the right to dividends on, and the right to vote any, Unvested Sponsor Interests, and, to the extent that such Unvested Sponsor Interest fails to vest in accordance with this Section 4 prior to the expiration of the Measurement Period, any dividends or distributions paid or made in respect thereof shall be forfeited and repaid to the Company (net of any and all taxes paid in respect of such dividends or distributions) for no consideration, and no Person (other than the Company) shall have any further right with respect thereto.

(d) To the extent that pursuant to the terms of the Subscription Agreements, any amount of Sponsor Interests deposited into the Escrow Account (as defined in the Subscription Agreements) pursuant to Section 2 of the Subscription Agreements are released from the Escrow Account to a Subscriber pursuant to the terms of Section 2 of the Subscription Agreements (the “Forfeiture” and such forfeited Sponsor Interests, the “Forfeited Sponsor Interests”), then an amount of Unvested Sponsor Interests that remain subject to vesting pursuant to Section 4 equal to the Forfeited Sponsor Interests shall vest effective as of the date any such Sponsor Interests are released from the Escrow Account to a Subscriber, which Unvested Sponsor Interests shall vest on a pro rata basis as between the Sponsor Interests subject to vesting requirements under Section 4(a)(i), Section 4(a)(ii) and Section 4(a)(iii). The Sponsor acknowledges it is bound by, and shall comply with, Section 2 of the Subscription Agreements, including the obligation to transfer Sponsor Shares into the Escrow Account (as defined in the Subscription Agreement) in accordance with Section 2 of the Subscription Agreement.

(e) The Company Ordinary Share price targets set forth in Section 4(a)(i), Section 4(a)(ii), and Section 4(a)(iii) and the number of Unvested Sponsor Interests set forth in Section 4(a) and shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Company Ordinary Shares occurring on or after the Closing Date (other than the transactions contemplated by the Business Combination Agreement).

CONFIDENTIAL

(f) If the First Unvested Sponsor Interests Achievement Date, Second Unvested Sponsor Interests Achievement Date, Third Unvested Sponsor Interests Achievement Date or Change of Control has not occurred prior to the end of the Measurement Period, the Sponsor Interests subject to vesting upon such applicable Unvested Sponsor Interests Achievement Date or Change of Control shall be forfeited by the Sponsor.

(g) It is acknowledged and agreed that, in addition to the restrictions hereunder, the Unvested Sponsor Interests which vest in accordance with Section 4 are subject to separate restrictions on Transfer under the Shareholders’ Agreement.

5. Tax Treatment

(a) Forfeiture. The Parties intend that the Forfeiture will be treated as a contribution to the capital of the Company by Sponsor for U.S. federal income and corresponding state and local tax purposes.

6. Other Covenants and Waivers.

(a) The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor hereby consents to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the SPAC as if the Sponsor is directly party thereto.

(b) Subject to the approval, in their sole discretion, of each of the Company and the SPAC, if the Board of Directors of the Company determines following the date hereof and prior to the Closing, in connection with a Permitted Interim Financing (as defined in the Business Combination Agreement) or any other redemption mitigation measure approved by the Company and SPAC (a “Redemption Mitigation Measure”), in their sole discretion, that shares should be escrowed for third-party investors in such Permitted Interim Financing or in connection with such Redemption Mitigation Measure, then a number of the Company Ordinary Shares shall be deposited into a separate escrow or trust account for the benefit of one or more third party investors in in such Permitted Interim Financing or in connection with such Redemption Mitigation Measure and the shareholders of the Company (on a pro rata basis) shall collectively transfer and contribute up to an aggregate maximum number of shares equal to 1,854,808, and the Sponsor shall transfer and contribute up to an aggregate maximum number of shares equal to 618,269, respectively, to an escrow or trust account on the same terms and conditions as the escrow or trust account established under the Subscription Agreement or as approved by the Company and SPAC, in their sole discretion, in connection with such Redemption Mitigation Measure. For the avoidance of doubt, any such Sponsor Shares transferred to such escrow or trust account for the benefit of third party investors in such Permitted Interim Financing or in connection with such Redemption Mitigation Measure shall, immediately upon release of such Sponsor Shares from such escrow or trust account to such third party investor, shall be deemed to be “Forfeited Sponsor Interests”, and such release shall be deemed to be a “Forfeiture”, in each case for all purposes of this Agreement.

(c) The Sponsor hereby agrees that it shall deliver any undertakings of Sponsor that the Company reasonably determines are required pursuant to the IIA Law, in the form and substance prescribed under the IIA Law.

(d) The Sponsor hereby agrees that it shall be liable for any unpaid compensation owed to SPAC’s employees as of the Closing, including compensation that arises as a result of the consummation of the transactions contemplated by the Business Combination Agreement and that remains unpaid as of the Closing.

CONFIDENTIAL

(e) Pursuant to Article 18.3 of the SPAC Memorandum and Articles of Association, the Sponsor, in its capacity as holder of Founder Shares, hereby waives the adjustment to the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) that would otherwise apply pursuant to Article 18.2 of the SPAC Memorandum and Articles of Association, and to any other anti-dilution protections with respect to the Founder Shares, as a result of the Transaction (including the issuance of Company Ordinary Shares or any other equity securities of the Company in connection with the Transactions or pursuant to the PIPE Financing or the Backstop Financing), such that any such Company Ordinary Shares or any other equity securities of the Company issued pursuant to any of the foregoing are excluded from the determination of the number of Company Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Article 18 of the SPAC Memorandum and Articles of Association. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Article 18.7 of the SPAC Memorandum and Articles of Association, which provides that in no event may any Founder Share convert into Company Ordinary Shares at a ratio that is less than one-for-one.

(f) The Sponsor hereby irrevocably waives, and agrees not to exercise or assert any dissenters’ rights under Section 238 of the Companies Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

7. Termination of Agreements. Each of the SPAC and the Sponsor hereby agrees and acknowledges that any other Contract between the Sponsor, on the one hand, and the SPAC or any of its Subsidiaries, on the other hand, shall terminate and cease to have any force or effect effective as of the Closing, in each case without any Liability to the Group Companies.

8. Working Capital Loans. With respect to any SPAC Working Capital Loan (or other similar loan of funds) that is or may be convertible into warrants or other securities (derivative or otherwise) of the SPAC, the Company or any of their respective Subsidiaries, the SPAC and the Sponsor hereby agree, and shall take such actions within its power so as to ensure, that each and any SPAC Working Capital Loan or other such loan shall be repaid solely in cash and that no SPAC Working Capital Loan or other such loan will be converted into such warrants or other securities (derivative or otherwise), notwithstanding any applicable provisions of the Warrant Agreement, the Assumed Warrant Agreement or any other Contract.

9. Sponsor Representations and Warranties. The Sponsor represents and warrants, as of the date hereof, solely with respect to itself, to the Company and the SPAC as follows:

(a) The Sponsor is a limited liability company duly registered, validly existing and in good standing under the Laws of the Cayman Islands.

(b) The Sponsor has the requisite limited liability company power to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary limited liability company action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor (assuming that this Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any filings with the SEC related to its ownership of Equity Securities of SPAC or the Company Ordinary Shares following the Closing or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Ancillary Documents to which it is a party.

CONFIDENTIAL

(d) None of the execution or delivery of this Agreement by the Sponsor, the performance by the Sponsor of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Sponsor’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Sponsor is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Sponsor or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document, result in the creation of any Lien upon the Subject SPAC Equity Securities (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Sponsor is, as of the date hereof, the record and beneficial owner of the Subject SPAC Equity Securities as set forth on Exhibit A hereto. The Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the Subject SPAC Equity Securities set forth on Exhibit A hereto as of the date hereof. Except for this Agreement and as set forth on Schedule 9(e) hereto, the Sponsor is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) to require the Sponsor to Transfer any of the Subject SPAC Equity Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject SPAC Equity Securities.

(f) There is no Proceeding pending or, to the Sponsor’s Knowledge, threatened against or involving the Sponsor or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Sponsor, on its own behalf and on behalf of its Representatives , acknowledges, represents, warrants and agrees that he, she or it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other applicable Ancillary Documents to which he, she or it is or will be a party as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which it is or will be a party, the Sponsor has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the SPAC, the Company or any other Person, either express or implied, and the Sponsor, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which it is or will be a party, none of the SPAC, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Sponsor in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

10. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) termination of the Business Combination Agreement in accordance with its terms and (b) the time this Agreement is terminated upon the mutual written agreement of the SPAC, the Company and the Sponsor. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 10 shall not relieve any party hereto from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

11. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the SPAC Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

CONFIDENTIAL

12. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary (but without limiting the obligations of the Sponsor hereunder), (a) the Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject SPAC Equity Securities, and not in its capacity as a director, officer or employee of SPAC or any SPAC Affiliate, and (b) nothing herein will be construed to limit or affect any action or inaction by any of the Sponsor’s representatives serving as a member of the board of directors (or other similar governing body) of SPAC or any SPAC Affiliate or as an officer, employee or fiduciary of SPAC or any SPAC Affiliate, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of SPAC or such SPAC Affiliate.

13. Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement and the Business Combination Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against SPAC, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby (including the Capital Restructuring).

14. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

15. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.6 (Fees and Expenses), 8.7 (Construction; Interpretation), 8.8 (Exhibits and Schedules), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.12 (Knowledge of the Company; Knowledge of SPAC), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction), 8.17 (Remedies) of the Business Combination Agreement and 8.18 (Trust Account Waiver) are incorporated herein and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

CONFIDENTIAL

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SatixFy Communications Ltd.

By:	/s/ Yoel Gat
Name: Yoel Gat
Title: Chief Executive Officer

By:	/s/ Yoav Leibovitch
Name: Yoav Leibovitch
Title: Chief Financial Officer

Endurance Antarctica Partners, LLC

By: ADP Endurance, LLC
Its: Managing Member

By:	/s/ Chandra R. Patel
Name: Chandra R. Patel
Title: Managing Director

Endurance Acquisition Corp.

By:	/s/ Richard C. Davis
Name: Richard C. Davis
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

CONFIDENTIAL

Exhibit A

1.	3,570,000 SPAC Class B Shares

2.	6,630,000 SPAC Private Warrants

CONFIDENTIAL

Schedule 9(e)

1.	Letter Agreement, dated September 14, 2021, among the Company, the Sponsor and the Company’s officers and directors

2.	Offer Letter, dated June 11, 2021, by and between Romeo A. Reyes and Endurance Antarctica Partners, LLC